Exhibit 4.23

Lease Agreement

Party A: Zhangjiagang Jinmao Investment Development Co. LTD

Party B: Shangchi Automobile Co., Ltd.

After negotiation, both parties reached the following agreement on land, housing and other lease matters:

1.	Party B rents the 11688 ㎡ workshop, 4515 ㎡ land, train operation, transformer, cable, and other facilities of former Chassis Factory of Peony Group located in the Yongli village, Leyu Town, Zhangjiagang City.

2.	The lease period: one year, from August 10, 2020 to August 9, 2021.

3.	The rent is 1 million RMB one year, which is still the preferential rental price determined by the two parties. The rent is paid semiannually.

4.	Party B shall bear all expenses such as electricity, water and sanitation during the lease period.

5.	Party B should not damage the facilities in the Premises. If structural change is necessary in the process of decoration or the installation of the equipment does damage to the Premises, Party B should get the prior written approval from Party A. The cost of such change should be borne by Party B. The structural changes that Party B will carry out to the Premises are indicated in the project attached to this Contract. Party A hereby gives its consent to such changes.

6.	During the lease period, Party B shall be responsible for the safety inspection, use, maintenance and repair of all the leased assets. Party B should be responsible for the reinstatement works and compensation for the economic losses for the damage of the Premises and loss of its facilities due to the mismanagement of Party B.

7.	After the lease expires or the agreement is terminated due to other reasons such as termination of the agreement, Party B must move out within 15 days after the agreement is terminated, and pay all the costs that should be borne by Party B. Party A does not assume any responsibility for compensation, and Party A must be present at the same time as the day of moving out.

8.	When the lease expires, Party B should return the leased house land as scheduled. If Party B needs to continue to lease, it should give the written request to Party A two months before the lease expires. right.

9.	During the lease period, if the plant land leased by Party A to Party B is sold, auctioned, or subject to other sanctions, Party A shall notify Party B two months in advance. Party B shall cooperate, but Party A shall ensure that the asset transferee gives Party B Enjoy the right to lease within the lease period.

10.	If the contractual relationship between the two parties is terminated and Party B does not move out unconditionally within the agreed date, Party A will give Party B a 15-day grace period. The rent for the grace period is calculated at 6000 yuan per day. Party A pays the house usage fee to Party A at twice the original lease price, and it is deemed that Party B authorizes Party A to have the right to move or leave and dispose of all items of Party B, and Party B shall bear the losses incurred.

11.	Party B shall abide by the laws and disciplines in its business activities. In the event of violations of the law, Party B shall be responsible for all consequences.

12.	During the lease period, both parties should abide by the contract and may not cancel the contract at will. For example, due to government planning, urban construction needs, and local government industrial planning needs, the two parties should obey the government’s needs, that is, terminate the lease relationship and handle them in accordance with relevant regulations.

13.	If Party B fails to pay the rent or other payables on time during the rental period, Party A has the right to recover from Party B the default penalty of 1% of the daily rent owed; Party A has the right to stop water if it is overdue for more than 10 days. Measures such as power outages can also unilaterally terminate this contract and claim damages in accordance with the aforementioned standards.

14.	Party B voluntarily sublet, lend or transfer the leased house land to others for use, or add the house to the body structure, or privately occupy unused house land, or seriously violate other provisions of this contract. Party A has The unilateral party terminates this contract and claims the costs and compensation that should be borne by Party B.

15.	If Party A realizes its claims through litigation due to the above-mentioned breach of contract by Party B, Party B shall bear the costs of Party A ‘s realization of its claims (including litigation fees, attorney fees, security fees, etc.)

16.	Both parties must fully fulfill the obligations stipulated in the contract. If either party breaches the contract, it shall compensate the other party for economic losses in accordance with the law.

17.	This contract is made in duplicate, with each party holding one copy, and the contract becomes effective after being signed by the representatives of both parties.

Party	A Party B

Date of signature:	Date of signature: